SECURITIES AND EXCHANGE COMMISSION
Washington, D.C.  20549
_______________

Form 8-A
For Registration of Certain Classes of Securities
Pursuant to section 12(b) or (g) of the
Securities Exchange Act of 1934
_______________

       BWC FINANCIAL CORP.
(Exact name of issuer as specified in its charter)

         California                                94-2621001
(State of Incorporation) (I.R.S. Employer Identification No.)

1400 Civic Drive, Walnut Creek, California             94596-8080
       (Address of principal executive offices)      (Zip Code)
________________________________________

If this Form relates to the registration of a class of debt securities and is effective upon filing pursuant to General Instruction A.(c)(1), please
check the following box.    ( )

If this Form relates to the registration of a class of debt securities and is to become effective simultaneously with the effectiveness of a concurrent registration statement under the Securities Act of 1933 pursuant to General
Instruction A.(c)(2), please check the following box.    ( )

If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General
Instruction A.(c), check the following box.   (x)

If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General
Instruction A.(d), check the following box.    ( )

Securities Act registration statement file number to which this Form relates:...................(if applicable).

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class
to be registered
Name of each exchange on which
each class is to be registered

Common Stock, no par value
NASDAQ Stock Market
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Securities to be registered pursuant to Section 12(g) of the Act:

	        Common Stock, no par value

Item 1:	Description of Registrant's Securities to be Registered

The securities of BWC Financial Corp. (the "Registrant") that are to be registered pursuant to this Form 8-Aare its common stock, no par value (the "Common Stock"). The authorized capital stock of the Registrant consists of 25,000,000 shares of Common Stock and 5,000,000 shares of preferred stock
(the "Preferred Stock"). Common Stock is the only class of capital stock that has been issued by Registrant as of the date of this registration statement. Common Stock Holders of the Registrant's Common Stock are entitled to one vote for each share held on all matters submitted to a vote of stockholders except that cumulative voting is required in certain circumstances for the election of directors under the California Corporations Code (the "Corporations Code"). Cumulative voting permits shareholders entitled to vote in the election of directors to cast that number of votes which equals the product of the number of directors to be elected and the number of shares owned. The holder may allocate all votes represented by a share to a single candidate or may allocate those votes among as many candidates as he or she chooses. Thus, a shareholder with a significant minority percentage of the outstanding shares may be able to elect one or more directors under cumulative voting procedures.

Under the Corporations Code, cumulative voting in the election of directors is mandatory upon notice given by a shareholder at a shareholders' meeting at which directors are to be elected. In order to cumulate votes a shareholder must give notice at the meeting, prior to the voting, of the shareholder's intention to vote cumulatively. If any one shareholder gives such a notice, all shareholders may cumulate their votes. The Corporations Code permits a company, by amending its articles of incorporation or bylaws, to eliminate cumulative voting when (i) the company's shares are listed on a New York Stock Exchange or the American Stock Exchange or (ii) such shares are qualified for trading as a national market system security on the National Association of Securities Dealers Automatic Quotation System (or any successor national market system) and are held by at least 800 holders of its equity securities as of the record date of the company's most recent annual meeting of shareholders.

Holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared by the Board of Directors out of funds legally available therefor, subject to any preferential dividend rights of the holders of any outstanding Preferred Stock. Upon the liquidation, dissolution or winding-up of the Registrant, holders of Common Stock are entitled to receive ratably the net assets of the Registrant available for distribution after the payment of all debts and other liabilities of the Registrant and subject to the prior rights of the holders of any outstanding Preferred Stock. Holders of Common Stock have no preemptive, subscription, redemption or conversion rights. There are no restrictions on alienability of the shares of Common Stock. The outstanding shares of Common Stock are fully paid and nonassessable. The rights, preferences and privileges of holders of Common Stock are subject to, and may be adversely affected by, the rights of holders of any shares of Preferred Stock that the Registrant may issue in the future.
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Certain By-Laws Provisions
The Registrant's and By-Laws, as amended, provide that any action required or permitted to be taken by the stockholders of the Registrant may be taken at a duly called annual or special meeting of stockholders, by the written consent of all of those stockholders who were absent from a meeting that was not duly called and noticed, or by written consent without a meeting. Except as otherwise provided by the Corporations Code, all action of the stockholders is to be taken by majority vote. The Board of Directors, the Chairman of the Board, the President or the holders of shares entitled to cast not less than ten percent (10%) of the votes at such meeting are each entitled to call a special meeting of the shareholders.

Item 2:	Exhibits
Pursuant to Instruction II to Form 8-A, the following exhibits have been or will be filed with each copy of this registration statement filed with the NASDAQ Stock Market, but are not filed with the Securities and Exchange
Commission:

1. The Registrant's Annual Report on Form 10-K for its fiscal year ended December 31, 1997.

3. The Registrant's Proxy Statement dated March 12, 1998 for its 1998 Annual Meeting of Stockholders, as filed with the Securities and Exchange Commission on March 12, 1998.

4.1	The Registrant's Articles of Incorporation, as amended.

4.2	The Registrant's By-Laws, as amended.

5.	A specimen stock certificate representing the Registrant's Common
Stock, no par value.

6.	The Registrant's Annual Report to Stockholders, mailed to stockholders of the Registrant with the Proxy Statement for the Registrant's 1998 Annual Meeting of Stockholders on April 21, 1998.


SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

							BWC FINANCIAL CORP.
                                                        By:/s/ James L. Ryan
                                                        James L. Ryan
                                                        Chairman of the Board

Date:	April 30, 1998
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